Exhibit 99.1

MATADOR RESOURCES COMPANY ANNOUNCES APPOINTMENT OF NEW DIRECTOR

DALLAS, Texas, September 4, 2019 - Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today announced the appointment of Ms. Monika U. Ehrman to its Board of Directors (the “Board”). Professor Ehrman is Professor of Law, earning tenure in 2019, and Faculty Director of the Oil & Gas, Natural Resources, and Energy Center (ONE C) at the University of Oklahoma College of Law. Professor Ehrman also serves as Adjunct Associate Professor, Energy Management, at the University of Oklahoma Michael F. Price College of Business. Professor Ehrman joined the University of Oklahoma College of Law in 2013 as Associate Professor of Law. Prior to teaching, she served as in-house legal counsel for two oil and gas companies from 2008 to 2012 and as an associate oil and gas attorney at an international law firm from 2005 to 2008. Before law school, Professor Ehrman worked as a petroleum engineer in the upstream, midstream and pipeline sectors of the energy industry. In addition to serving on various oil and gas law committees, she also served as an Editor of the Oil and Gas Reporter for the Institute for Energy Law. She is the faculty advisor to the Oil and Gas, Natural Resources, and Energy Journal (ONE J), published by The University of Oklahoma College of Law.

Professor Ehrman received her Bachelor of Science degree in Petroleum Engineering from the University of Alberta; J.D. from Southern Methodist University Dedman School of Law; and Master of Laws degree from Yale Law School. The Board has appointed Professor Ehrman to serve on the Corporate Governance, Operations and Engineering and Prospect Committees.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Capital Markets Coordinator
investors@matadorresources.com
(972) 371-5225